Exhibit 2.2
EXECUTION COPY
LIMITED WAIVER AGREEMENT
     This LIMITED WAIVER AGREEMENT, dated as of August 26, 2008 (this “Agreement”), is made and entered into by and among Tower Group, Inc., a Delaware corporation (“Parent”), Ocean I Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and CastlePoint Holdings, Ltd., a Bermuda exempted company (“Company”).
     Reference is hereby made to the Agreement and Plan of Merger, dated as of August 4, 2008 (the “Merger Agreement”), among Parent, Merger Sub, and Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
     1. Waivers. In accordance with the provisions of Section 7.4 of the Merger Agreement:
          (a) Parent Waiver. Parent hereby waives the applicability of the terms and conditions of Section 4.1 of the Merger Agreement to (i) entry into a stock purchase agreement between CastlePoint Reinsurance Company, Ltd. (“CPRe”), HIG, Inc. (“HIG”) and Brookfield US Corporation (“BUSC”), pursuant to which CPRe will acquire 100% of the issued and outstanding shares of the common stock of HIG (the “Stock Purchase Agreement”), and the consummation of the transactions contemplated by the Stock Purchase Agreement on the terms and conditions set forth therein, without waiver or amendment thereof, unless Parent and Merger Sub have consented to such waiver or amendment in writing, (ii) entry into an asset purchase agreement between CPRe and certain wholly-owned subsidiaries of Parent, pursuant to which, following the consummation of the transactions contemplated by the Stock Purchase Agreement, such wholly-owned subsidiaries of Parent will purchase certain properties, assets and rights of HIG and its subsidiaries (the “Asset Purchase Agreement”), and the consummation of the transactions contemplated by the Asset Purchase Agreement on the terms and conditions set forth therein and (iii) provision of a guarantee by Company in favor of the wholly-owned subsidiaries of Parent party to the Asset Purchase Agreement (the “Company Guarantee”), pursuant to which, in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, Company will guarantee the payment of all amounts due and payable under the Asset Purchase Agreement by CPRe, in each case, as previously made available to the independent directors of the Board of Directors of Parent. Parent hereby acknowledges and agrees that no action or omission to act required to be taken or omitted by Company or any of its subsidiaries pursuant to the terms of the Stock Purchase Agreement, the Asset Purchase Agreement or the Company Guarantee shall constitute or give rise to a breach of the representations and warranties of Company in Section 3.1 of the Merger Agreement.
          (b) Company Waiver. Company hereby waives the applicability of the terms and conditions of Section 4.2 of the Merger Agreement to (i) entry into the Asset Purchase Agreement and the consummation of the transactions contemplated by the Asset Purchase Agreement on the terms and conditions set forth therein and (ii) provision of a guarantee by Parent in favor of CPRe (the “Parent Guarantee”), pursuant to which Parent will guarantee the payment of all amounts due and payable under the Asset Purchase Agreement by Parent’s wholly-owned subsidiaries party thereto, in each case, as previously made available to the independent directors of the Board of Directors of Company. Company hereby acknowledges and agrees that no action or omission to act required to be taken or omitted by Parent or any of its subsidiaries pursuant to the terms of the Stock Purchase Agreement, the Asset Purchase Agreement or the Parent Guarantee shall constitute or give rise to a breach of the representations and warranties of Parent in Section 3.2 of the Merger Agreement.
     2. Miscellaneous. Except as expressly provided hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the law that might be applied under principles or rules of conflict of laws to the extent such principles or rules would permit or require the application of the laws of another jurisdiction, except to the extent that, in the case of Company, Bermuda law is applicable. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. This Agreement may be executed in separate counterparts (including via facsimile or other electronic means), each such counterpart shall be deemed an original, and all such counterparts shall together constitute the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.
TOWER GROUP, INC.

By:	/s/ Francis M. Colalucci
Name: Francis M. Colalucci
Title: Chief Financial Officer and Treasurer

OCEAN I CORPORATION

By:	/s/ Francis M. Colalucci
Name: Francis M. Colalucci
Title: Treasurer

CASTLEPOINT HOLDINGS, LTD.

By:	/s/ Jan R. Van Gorder
Name: Jan R. Van Gorder
Title: Chairman of Special Committee

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